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                                                                      EXHIBIT 12



               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       ROCKWELL INTERNATIONAL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                   FISCAL YEAR ENDED SEPTEMBER 30,
                                                            --------------------------------------------
                                                            2001      2000      1999      1998      1997
                                                            ----      ----      ----      ----      ----
Earnings Available for Fixed Charges:
  Income from continuing operations before income
    taxes...............................................    $168      $507      $438      $(67)     $503
Adjustments:
  Undistributed loss (income) of affiliates.............       1         5       (2)        (3)       (7)
  Minority interest in loss of subsidiaries.............      (1)        2        2         --        (4)
                                                            ----      ----      ----      ----      ----
                                                             168       514       438       (70)      492
                                                            ----      ----      ----      ----      ----
Add fixed charges included in earnings:
  Interest expense......................................      83        73        84        58        27
  Interest element of rentals...........................      41        46        43        43        43
                                                            ----      ----      ----      ----      ----
      Total.............................................     124       119       127       101        70
                                                            ----      ----      ----      ----      ----
  Total earnings available for fixed charges............    $292      $633      $565      $ 31      $562
                                                            ====      ====      ====      ====      ====
Fixed charges:
  Fixed charges included in earnings....................    $124      $119      $127      $101      $ 70
  Capitalized interest..................................      --         1         1         9         8
                                                            ----      ----      ----      ----      ----
  Total fixed charges...................................    $124      $120      $128      $110      $ 78
                                                            ====      ====      ====      ====      ====
Ratio of earnings to Fixed Charges(1)...................     2.4       5.3       4.4       0.3       7.2
                                                            ====      ====      ====      ====      ====

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(1) In computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, adjusted for minority interest in income or loss of subsidiaries, undistributed earnings of affiliates, and fixed charges exclusive of capitalized interest. Fixed charges consist of interest on borrowings and that portion of rentals deemed representative of the interest factor.